Exhibit 5.1

August 21, 2024

Beneficient

325 N. Saint Paul Street, Suite 4850

Dallas, Texas 75201

Re:	Beneficient Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Beneficient, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3, initially filed by the Company on August 21, 2024 (as thereafter amended or supplemented, the “Registration Statement”).

The Registration Statement relates to the registration of the offer and sale from time to time by the Selling Holders (as defined in the Registration Statement) of up to (i) 9,985,600 shares of Class A common stock, par value $0.001 (“Class A common stock), that the Company may, at its discretion, elect to issue and sell to YA II PN, Ltd. (“Yorkville”) from time to time after the date of the Registration Statement, pursuant to that certain Standby Equity Purchase Agreement, dated as of June 27, 2023, entered into by and between the Company and Yorkville (the “SEPA” and such shares, the “SEPA Shares”); (ii) 1,325,382 shares of Class A common stock issuable upon conversion of the convertible debentures the Company agreed to issue and sell to Yorkville pursuant to that certain Securities Purchase Agreement, dated as of August 6, 2024, entered into by and between the Company and Yorkville (the “SPA”), in an aggregate principal amount of $4.0 million (the “Convertible Debentures” and such shares issuable upon conversion, the “SPA Shares”); (iii) 1,325,382 shares of Class A common stock issuable upon exercise of the warrants to purchase 1,325,382 shares of Class A common stock at an exercise price of $2.63 the Company agreed to issue and sell to Yorkville pursuant to the SPA (the “Warrants” and such shares issuable upon exercise, the “Warrant Shares”); (iv) 125,000 shares of Class A common stock issuable upon conversion of the Series B-2 Resettable Convertible Preferred Stock, $0.001 par value per share (the “Series B-2 Preferred Stock”), the Company issued to Mendoza Ventures Pre-Seed Fund II GP, LLC (“Mendoza”) pursuant to that certain Subscription Agreement, dated as of January 17, 2024 (the “Mendoza Subscription Agreement”), entered into by and between the Company and Mendoza (such shares issuable upon conversion, the “Mendoza Shares”); (v) 14,286 shares of Class A common stock issuable upon conversion of the Series B-3 Resettable Convertible Preferred Stock, $0.001 par value per share (the “Series B-3 Preferred Stock”), the Company issued to Interest Solutions, LLC (“Interest Solutions”) pursuant to that certain Subscription Agreement, dated as of January 29, 2024 (the “Interest Solutions Subscription Agreement”), entered into by and between the Company and Interest Solutions (such shares issuable upon conversion, the “Interest Solutions Shares”); and (vi) 25,751 shares of Class A common stock issuable upon conversion of the Series B-4 Resettable Convertible Preferred Stock, $0.001 par value per share (the “Series B-4 Preferred Stock”), the Company issued to Convergency Partners, LLC (“Convergency Partners”) pursuant to that certain Subscription Agreement, dated as of March 25, 2024 (the “Convergency Subscription Agreement”), entered into by and between the Company and Convergency Partners (such shares issuable upon conversion, the “Convergency Shares” and together with the SEPA Shares, the SPA Shares, the Warrant Shares, the Mendoza Shares, and the Interest Solutions Shares, the “Offered Securities”).

Haynes and Boone, LLP	2801 N. Harwood Street | Suite 2300 | Dallas, TX 75201 T: 214.651.5000 | haynesboone.com

Beneficient

August 21, 2024

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Articles of Incorporation and Bylaws of the Company; (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Offered Securities and related matters; (iii) the Registration Statement and all exhibits included or incorporated by reference thereto; (iv) a certificate executed by an officer of the Company, dated as of the date hereof; (v) the Series B-2 Resettable Convertible Preferred Stock Certificate of Designation; (vi) the Series B-3 Resettable Convertible Preferred Stock Certificate of Designation; (vii) the Series B-4 Resettable Convertible Preferred Stock Certificate of Designation; (viii) the SEPA; (ix) the SPA; (x) the Form of Convertible Debenture; (xi) the Form of Warrant; (xii) the Mendoza Subscription Agreement; (xiii) the Interest Solutions Subscription Agreement; (xiv) the Convergency Subscription Agreement; and (xv) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the laws of the State of Nevada, as currently in effect.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	When the SEPA Shares have been issued and delivered against payment in full of the consideration payable therefor pursuant to the terms of the SEPA, the SEPA Shares will be duly authorized, validly issued, fully paid and non-assessable.

2.	The SPA Shares have been duly authorized and, when issued upon conversion of the Convertible Debentures in accordance with a proper exercise of conversion rights attributable thereto, will be validly issued, fully paid and nonassessable.

3.	The Warrant Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

4.	The Mendoza Shares have been duly authorized and, when issued by the Company upon conversion of the Series B-2 Preferred Stock in accordance with the terms of the Series B-2 Preferred Stock Certificate of Designation, will be validly issued, fully paid and non-assessable.

5.	The Interest Solutions Shares have been duly authorized and, when issued by the Company upon conversion of the Series B-3 Preferred Stock in accordance with the terms of the Series B-3 Preferred Stock Certificate of Designation, will be validly issued, fully paid and non-assessable.

6.	The Convergency Shares have been duly authorized and, when issued by the Company upon conversion of the Series B-4 Preferred Stock in accordance with the terms of the Series B-4 Preferred Stock Certificate of Designation, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP